Certificate of Designation
                                       of
                      Series C Convertible Preferred Stock
                                       of
                               BPK Resources, Inc.

                        Pursuant to Section 78.403 of the
                 General Corporation Law of the State of Nevada

      BPK Resources, Inc., a Nevada corporation (the "Corporation"), does hereby certify that, pursuant to the authority contained in Section 4.01 of its Articles of Corporation, as amended, and in accordance with the provisions of
Section 78.1955 of the Nevada Revised Statutes, the Corporation's Board of Directors has duly adopted the following resolution creating a Series of Preferred Stock designated as Series C Convertible Preferred Stock.

      RESOLVED, that the Corporation hereby designates and creates a Series of the authorized Preferred Stock of the Corporation, designated as Series C Convertible Preferred Stock, as follows:

      FIRST: Of the 10,000,000 shares of Preferred Stock, par value $0.001 per share, authorized to be issued by the Corporation, 500,000 shares are hereby designated as "Series C Convertible Preferred Stock." The rights, preference, privileges and restrictions granted to and imposed upon the Series C Convertible Preferred Stock are as set forth below:

      1. Definitions. For purposes of this resolution, the following definitions shall apply:

            (a) "Board" shall mean the Board of Directors of the Corporation.

            (b) "Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Corporation.

            (c) "Conversion Price" shall mean $0.17 per share, as adjusted.

            (d) "Original Issue Price" shall mean $17.00 per share for the Series C Preferred Stock.

            (e) "Series C Preferred Stock" shall mean the Series C Preferred Convertible Stock, $0.001 par value per share, of the Corporation.

      2. Dividend Rights. The Series C Convertible Preferred Stock shall have no dividend rights.

      3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders (the "Available Funds and Assets"), shall be distributed to stockholders in the following manner:

            (a) Liquidation Preference. Subject to the rights of holders of any series of preferred stock which by its terms is senior to the Series C Preferred Stock with respect to liquidation, the holders of each share of Series C Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or holders of any other series of preferred stock which by its terms is not senior to the Series C Preferred Stock, an amount per share equal to the Original Issue Price of the Series C Convertible Preferred Stock; provided, however, that in the event that the Available Funds and Assets are insufficient to permit each holder of Series C Preferred Stock to receive an amount per share equal to the Original Issue Price of the Series C Preferred Stock, then, and in that event, the amount so distributable shall be distributed among the holders of the Series C Preferred Stock, pro rata, based on the number of shares of Series C Preferred Stock held by each; and further, provided, that any such payments or distributions shall be made on parity with any payments or distributions made to the holders of any other series of preferred stock which by its terms is pari passu with the Series C Preferred Stock.

            (b) Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as reasonably determined by the Board in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

                  (1) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                        (i) if the securities are then traded on a national securities exchange or the NASDAQ National Market System (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

                        (ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such merger, consolidation or sale; and

                        (iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.


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

                  (2) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Section 3(b)(1)(i),(ii) or (iii) to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board.

      4. Voting Rights. Prior to conversion, except as provided in the Nevada General Corporation Law, the holders of shares of Series C Preferred Stock shall have no voting rights.

      5. Conversion.

            (a) Subject to the provisions of this Section 5, each share of Series C Preferred Stock shall be convertible into that number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price in effect on the date of the conversion.

            (b) The Conversion Price and the number of shares of stock or other securities or property into which the Series C Preferred Stock is convertible are subject to adjustment from time to time as follows:

                  (1) Reorganization, Merger or Sale of Assets. If at any time while the Series C Preferred Stock is outstanding there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation with or into another corporation in which the Corporation is not the surviving entity, or a reverse triangular merger in which the Corporation is the surviving entity but the shares of the Corporation's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iii) a sale or transfer of the Corporation's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that a holder of Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon conversion of the Series C Preferred Stock would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if the Series C Preferred Stock had been converted immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 5. The foregoing provisions of this Section 5(b)(1) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the conversion of the Series C Preferred Stock. If the per-share consideration payable to the Corporation for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Board. In all events, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of the Series C Preferred Stock with respect to the rights and interests of the Corporation after the transaction, to the end that the provisions of the Series C Preferred Stock shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of the Series C Preferred Stock.


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

                  (2) Reclassification. If the Corporation, at any time while the Series C Preferred Stock, or any portion thereof, remains outstanding, by reclassification of securities or otherwise, shall change any of the securities as to which conversion rights under the Series C Preferred Stock exist into the same or a different number of securities of any other class or classes, the Series C Preferred Stock shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the conversion rights under the Series C Preferred Stock immediately prior to such reclassification or other change and number of shares received upon such conversion shall be appropriately adjusted, all subject to further adjustment as provided in this
Section 6.

                  (3) Split, Subdivision or Combination of Shares. If the Corporation at any time while the Series C Preferred Stock, or any portion thereof, remains outstanding shall split, subdivide or combine the securities as to which conversion rights under the Series C Preferred Stock exist, into a different number of securities of the same class, the Conversion Price shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

                  (4) Adjustments for Dividends in Stock or Other Securities or Property. If while the Series C Preferred Stock, or any portion hereof, remains outstanding the holders of the securities as to which conversion rights under the Series C Preferred Stock exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Corporation by way of dividend, then and in each case, the Series C Preferred Stock shall represent the right to acquire upon conversion, in addition to the number of shares of the security receivable upon conversion of the Series C Preferred Stock, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Corporation that such holder would hold on the date of such conversion had it been the holder of record of the security receivable upon conversion of the Series C Preferred Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such conversion, retained such shares and/or all other additional stock, other securities or property as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 5.

            (c) Each share of Series C Preferred Stock shall automatically convert (a "Mandatory Conversion") into that number of shares of Common Stock as determined in accordance with Section 5(a) hereof upon the earlier of: (i) the filing of an amendment to the Articles of Incorporation of the Corproation increasing the number of shares of Common Stock the Company is authorized to issue such that a sufficient number of shares of Common Stock is authorized and unissued so that each share of Series C Preferred Stock can be converted into Common Stock; or (ii) the first business day after the effective date of a reverse stock split of the outstanding shares of Common Stock such that a sufficient number of shares of Common Stock is authorized and unissued so that each share of Series C Preferred Stock can be converted into Common Stock. Except as set forth in this Section 5(c), the holders of the shares of Series C Convertible Preferred Stock shall have no conversion rights.


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

            (d) If there shall be a Mandatory Conversion pursuant to Section 5(c) above, all holders of record of shares of Series C Preferred Stock shall be given written notice of the date on which the Mandatory Conversion occurred (the "Mandatory Conversion Date"). Such notice shall also specify the place designated for exchanging shares of Series C Preferred Stock for shares of Common Stock. The Board of Directors shall determine a date upon which each holder of Series C Preferred Stock shall surrender the certificate or certificates therefor to the Corporation or its transfer agent at the place designated in such notice. As soon as practicable after the Mandatory Conversion Date, the Corporation shall issue and deliver to those holders who shall have delivered their certificate or certificates to the Corporation or its transfer agent, certificates for the number of shares of Common Stock to which such holder shall be entitled under Section 5(a). On the Mandatory Conversion Date, all certificates representing shares of Series C Preferred Stock shall be deemed canceled by the Corporation and no longer outstanding, all rights of the holders of Series C Preferred Stock (except the rights under this Section 5(d)) shall cease, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

      6. Reports as to Adjustments.

      Whenever the Conversion Price or the kind of securities or other property into which each share of Series C Preferred Stock is convertible is adjusted as provided in Section 5 hereof, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series C Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the Conversion Price has been adjusted and setting forth the new Conversion Price (or describing the new securities, cash or other property into which each share of Series C Preferred Stock is convertible as a result of such adjustment), a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

      7. Redemption.

            (a) All or any portion of the Series C Preferred Stock may be redeemed upon payment of $17.00 per share of Series C Preferred Stock (the "Redemption Price") at any time by the Corporation at its sole discretion upon thirty (30) days' written notice to the holders of the Series C Preferred Stock.


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

            (b) Any notice of redemption ("Redemption Notice") given by the Corporation with respect to the Series C Preferred Stock shall be delivered by mail, first class postage prepaid, to each holder of record (at the close of business on the business day preceding the day on which notice is given) of the Series C Preferred Stock, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation, for the purpose of notifying such holder of the redemption to be effected. The Redemption Notice shall specify a date (the "Redemption Date") not earlier than 30 days after the mailing of the Redemption Notice on which the Series C Preferred Stock then outstanding shall be redeemed and the place at which payment may be obtained, which shall be the principal offices of the Corporation. The Redemption Notice shall call upon each holder of Series C Preferred Stock to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the Series C Preferred Stock to be redeemed.

            (c) On the Redemption Date, the Corporation shall pay by cash or wire transfer of immediately available funds to the person whose name appears on the certificate or certificates of the Series C Preferred Stock that shall have been surrendered to the Corporation in the manner and at the place designated in the Redemption Notice, the Redemption Price, and thereupon each surrendered certificate shall be canceled.

            (d) If the funds of the Corporation legally available for redemption of the Series C Preferred Stock are insufficient to redeem the total number of Series C Preferred Stock outstanding on the Redemption Date, the Series C Preferred Stock shall be redeemed (on a pro rata basis from the holders of the Series C Preferred Stock, from time to time), to the extent the Corporation is legally permitted to do so, and the redemption obligations of the Corporation hereunder will be a continuing obligation until the Corporation's redemption of all of the Series C Preferred Stock.

            (e) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series C Preferred Stock (except the right to receive the Redemption Price subsequent to the Redemption Date upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

      8. No Re-issuance of Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

      SECOND: That such determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series C Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 78-1955 of the Nevada Revised Statutes.


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

      IN WITNESS WHEREOF, the Corporation has caused this Designation to be executed this 9th day of March, 2006.

                                            BPK Resources, Inc.


                                            By: /s/ Cecile T. DiBona
                                               -----------------------------
                                               Name:  Cecile T. DiBona
                                               Title: Treasurer/Secretary


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